Exhibit 99.2
Amkor Proposes to Offer $240 Million Convertible Senior Subordinated Notes due 2014
CHANDLER, Ariz., March 25, 2009 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it proposes to offer $240 million aggregate principal amount of convertible senior subordinated notes, subject to market conditions and other factors. The notes would be due in 2014 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to Mr. James J. Kim, Chairman and Chief Executive Officer of Amkor and Amkor’s largest shareholder, and certain entities controlled by Mr. Kim. Mr. Kim and his affiliates have agreed to purchase at least $150 million of the notes and up to an additional $50 million of the notes, depending on market demand. In connection with such investment, Mr. Kim and his affiliates will agree to enter into a voting agreement with Amkor restricting the voting of shares of Amkor acquired by Mr. Kim or his affiliates upon conversion of the notes. Amkor also intends to grant to the initial purchasers of the notes an option to purchase up to an additional $10 million aggregate principal amount of notes solely to cover over-allotments.
The notes will be unsecured obligations of Amkor, will be subordinated to the prior payment in full of all of Amkor’s senior debt and will rank equally with all of Amkor’s current and future senior subordinated debt. Interest will be payable semi-annually. The notes will be convertible, subject to certain conditions, into shares of Amkor’s common stock. The interest rate, conversion rate, offering price and other terms will be determined at the time of pricing of the offering.
Amkor expects to use the net proceeds of the offering to repay, repurchase or otherwise retire existing debt and for general corporate purposes.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of these securities (including the shares of Amkor’s common stock into which the notes are convertible), nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.